1245 “Q” Street
Lincoln, NE 68508
Phone: 402-475-2525
Fax: 402-475-9061

Contact:	Patrick E. Beans Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES
FOURTH QUARTER AND YEAR-END 2005 RESULTS

Board of Directors Authorizes Increase in Quarterly Dividend
and Implementation of Stock Repurchase Program

LINCOLN, Nebraska (February 14, 2006) — National Research Corporation (NASDAQ/NM:NRCI), a leader in healthcare performance measurement, today announced results for the fourth quarter and year ended December 31, 2005.

        The Company also announced that its Board of Directors has increased the Company’s regular quarterly cash dividend to $0.10 (ten cents) per share. The dividend is payable on March 31, 2006, to shareholders of record as of the close of business on March 10, 2006.

        In addition, the Company’s Board of Directors has authorized the repurchase of up to 750,000 shares of the Company’s common stock. The repurchased shares will be added to the treasury shares of the Company and may be used for employee stock plans and other corporate purposes.

        Commenting on the results, Michael D. Hays, chief executive officer of National Research Corporation, said, “Our fourth quarter performance provided for a strong finish to 2005. I am even more pleased that we began 2006 with a backlog of $37.7 million in recurring contract value, which is 28% greater than our starting point for 2005.”

        Revenues for the quarter ended December 31, 2005, were $8.6 million compared with revenues of $6.4 million for the same period in 2004. Net income for the quarter ended December 31, 2005, was $1.5 million, or $0.22 per basic and diluted share, compared with net income of $921,000, or $0.13 per basic and diluted share, in the prior year period.

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NRCI Announces Fourth Quarter and Year-End Results

February 14, 2006

        Revenues for the year ended December 31, 2005, were $32.4 million compared with revenues of $29.7 million for the same period in 2004. Net income for the year ended December 31, 2005, was $5.2 million, or $0.74 per basic and diluted share, compared with $4.6 million, or $0.63 per basic and diluted share, in the prior-year period.

        In closing, Patrick E. Beans, chief financial officer of National Research Corporation, added, “Our sales expansion efforts are delivering top line growth, which, in concert with our history of fiscal discipline, speaks well for continuing earnings growth.”

        A listen-only simulcast of National Research Corporation’s fourth quarter and year-end 2005 conference call will be available online at www.earnings.com on February 15, 2006, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately an hour later and continue for 30 days.

        National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of ongoing survey-based performance measurement, analysis, tracking and improvement services to the healthcare industry in the United States and Canada. The Company addresses the growing need of healthcare providers and payors to measure the care outcomes, specifically satisfaction and health status, of their patients and/or members. The Company develops tools that enable healthcare organizations to obtain performance measurement information necessary to improve their business practices.

        This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRCI Announces Fourth Quarter and Year-End Results

February 14, 2006

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Revenues	$8,558	$6,430	$32,436	$29,683
Operating expenses:
Direct expenses	3,801	2,680	13,642	12,869
Selling, general and administrative	2,012	1,817	8,617	7,394
Depreciation and amortization	428	526	1,762	2,018

Total operating expenses	6,241	5,023	24,021	22,281

Operating income	2,317	1,407	8,415	7,402
Other income (expense):
Interest income	120	96	488	345
Interest expense	(76)	(104)	(380)	(459)
Other, net	--	32	(9)	(5)

Total other income (expense)	44	24	99	(119)
Income before income taxes	2,361	1,431	8,514	7,283
Provision for income taxes	827	510	3,278	2,732

Net income	$1,534	$921	$5,236	$4,551

Net income per share, basic	$0.22	$0.13	$0.74	$0.63

Net income per share, diluted	$0.22	$0.13	$0.74	$0.63

Weighted average shares outstanding:
Basic	6,921	7,142	7,038	7,181
Diluted	7,012	7,211	7,118	7,249

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NRCI Announces Fourth Quarter and Year-End Results

February 14, 2006

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Condensed Balance Sheets
(Dollars in thousands)

	Dec. 31, 2005	Dec. 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$844	$3,648
Short-term investments	9,452	15,348
Accounts receivable, net	5,495	3,392
Other current assets	2,427	3,066

Total current assets	18,218	25,454
Net property and equipment	11,891	12,355
Other, net	14,438	10,145

Total Assets	$44,547	$47,954

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$1,878	$851
Deferred revenue	5,434	4,036
Accrued compensation	1,248	976
Notes payable	1,471	156
Income taxes payable	--	--

Total current liabilities	10,031	6,019
Non-current liabilities	1,922	6,917

Total Liabilities	11,953	12,936

Shareholders’ Equity:
Common stock, $0.001 par value; 20,000,000 shares authorized;
issued 7,740,571 in 2005 and 7,684,006 in 2004;
outstanding 6,845,571 in 2005 and 7,174,706 in 2004	8	8
Additional paid-in capital	20,046	19,346
Retained earnings	23,360	20,382
Unearned compensation	(432)	(182)
Accumulated other comprehensive income	300	220
Treasury stock	(10,688)	(4,756)

Total shareholders’ equity	32,594	35,018

Total Liabilities and Shareholders’ Equity	$44,547	$47,954

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